Exhibit 99.1

Daseke Reports Record Second Quarter 2018 Results and Increases Full-Year Outlook

Addison,  Texas –  August 9,  2018  –  Daseke, Inc. (NASDAQ: DSKE) (NASDAQ: DSKEW), the largest flatbed, specialized transportation and logistics solutions company in North America, today reported financial results for the second quarter ended June 30,  2018.

Second Quarter 2018  Highlights vs. Same Year-Ago Quarter

•	Revenue increased 91% to $376.9 million.
•	Flatbed Solutions revenue up 87% to $162.2 million; Specialized Solutions revenue up 95% to $218.4 million[1].
•	Net income improved significantly to $13.5 million, or $0.20 per share, compared to a net loss of $(4.1) million, or $(0.15) per share.
•	Adjusted EBITDA (a non-GAAP term defined below) increased 91% to $46.3 million.

Management Commentary

“The momentum in our business has continued into the second quarter, with strong growth in revenue and Adjusted EBITDA,” said Don Daseke, chairman and CEO. “This was driven by year-over-year rate increases and growth in revenue per tractor in both the Flatbed and Specialized Solutions segments, excluding acquisitions. Our progress on various organic growth initiatives was also evident in a 13% increase in Acquisition-Adjusted2 EBITDA to $48.1 million.

“Further, in May 2018, we launched Daseke Fleet Services to support our growing scale, leveraging areas such as purchasing, equipment optimization and maintenance to improve cost efficiencies in ways that support our operating companies and Daseke’s overall organic growth. We expect this new department to reduce operating expenses, which would improve our operating income and margins.

“Given our strong performance in the first half of 2018, including organic growth from acquisitions, we are raising our full-year outlook. Our focus for the remainder of the year will be to continue executing on our well-defined strategic priorities. This begins with a focus on our organic growth initiatives, such as Daseke Fleet Services, and appropriate operations consolidations as we did with Kelsey Trail and Big Freight. We also remain committed to a focused M&A strategy and our pipeline remains robust. In fact, our acquisition of flatbed-focused Builders Transportation last week is a testament to our pipeline and our scalable platform.”

Second Quarter 2018  Financial Results

Revenue in the second quarter of 2018 increased 91% to $376.9 million compared to $197.3 million in the year-ago quarter. The increase was primarily driven by the acquisition of seven operating companies of scale during 2017. Excluding the acquisitions, revenues increased 13%  largely due to an improvement in rates in both the Flatbed and Specialized segments.

1  Net of eliminations, Flatbed Solutions revenue was $160.9 million and Specialized Solutions revenue was $216.0 million.

2  See Non-GAAP Measures for more information regarding Acquisition Adjusted measures.

Net income in the second quarter of 2018 improved significantly to $13.5 million, or $0.20  per share, compared to a net loss of $(4.1) million, or $(0.15) per share, in the second quarter of 2017. This also compares to Acquisition Adjusted net loss in the second quarter of 2017 of $(1.3) million.

Adjusted EBITDA  increased 91% to $46.3 million compared to $24.3 million in the second quarter of 2017 and compared to Acquisition Adjusted EBITDA in the second quarter of 2017 of $41.6 million.  Both the significant improvements in net loss and Adjusted EBITDA were primarily driven by the aforementioned acquisitions.

Segment Results

Flatbed Solutions - Flatbed Solutions revenue in the second quarter of 2018 increased 87% to $162.2 million1 compared to $86.9 million in the year-ago quarter. This was driven by the acquisition of TSH & Co. on December 1, 2017, as well as a  13% increase in flatbed rate per mile and 7% growth in revenue per tractor.  Excluding the impact of acquisitions, rates were up 14% compared to the year-ago quarter. Operating income was $9.3 million, up 47% from $6.3 million in the second quarter of 2017.

Specialized Solutions - Specialized Solutions revenue in the second quarter of 2018 increased 95% to $218.4 million1 compared to $112.0 million in the year-ago quarter. The increase was driven by six specialized acquisitions of scale since May 2017, as well as a  10% increase in specialized rate per mile and 17% growth in revenue per tractor.  Excluding the impact of acquisitions, rates were up 5% compared to the year-ago quarter. Operating income was $7.1 million, up 55% from $4.6 million in the second quarter of 2017.

Increased 2018 Outlook

Daseke now expects revenue in 2018 to be approximately $1.55 billion (up from $1.35 billion prior estimate)  compared to $846.3 million in 2017, and Adjusted EBITDA to increase 85% to approximately $170 million ($150 million prior estimate)  compared to $91.9  million in 2017. Net replacement capital expenditures in 2018 are now expected to be approximately $90 million when including newly acquired companies..

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its second quarter 2018 results.

Date: Thursday,  August 9, 2018

Time: 11:00 a.m. Eastern time (10:00 a.m. Central time)

Toll-free dial-in number: 1-855-242-9918

International dial-in number: 1-414-238-9803

Conference ID: 2077036

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at investor.daseke.com.

A replay of the conference call will be available after 2:00 p.m. Eastern time on the same day through August  23, 2018.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 2077036

About Daseke, Inc.

Daseke Inc. is a leading consolidator and the largest owner of flatbed and specialized transportation and logistics capacity in North America. Daseke offers comprehensive, best-in-class services to many of the world’s most respected industrial shippers through experienced people, more than 5,500 tractors, more than 11,500 flatbed and specialized trailers, and million-plus square feet of industrial warehousing space. Daseke is uniquely positioned as the largest carrier, yet has only a small percent market share, of the highly fragmented flatbed and specialized transportation market. For more information, please visit www.daseke.com.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted, revenue, net loss and EBITDA (Acquisition Adjusted Measures). Other companies in Daseke’s industry may define these non-GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non-GAAP measures to compare the performance of those companies to Daseke’s performance. Daseke’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP and instead relies primarily on Daseke’s GAAP results and uses non-GAAP measures supplementally.

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) stock-based compensation, (vi) non-cash impairments, and (vii) expenses related to the business combination that was consummated in February 2017 and related transactions. Daseke defines Adjusted EBITDAR as Adjusted EBITDA plus tractor operating lease charges, and free cash flow as Adjusted EBITDA less net capital expenditures (capital expenditures less proceeds from equipment sales). Daseke defines Acquisition Adjusted as (a) our actual revenue, net loss or Adjusted EBITDA, as applicable, for the applicable measurement period and (b) the actual revenue, net loss or Adjusted EBITDA, as applicable, of each company acquired in 2017 or 2018, for the period beginning January 1, 2017 and ending on its acquisition date, based on the company’s internal financial statements for the period prior to Daseke’s acquisition. These adjusted amounts (i) have not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information, (ii) do not reflect any pro forma adjustments, (iii) are presented for informational purposes only, (iv) are not necessarily indicative of what our result of operations would have been had such acquisitions been completed on January 1, 2017, and (v) do not purport to project our future operating results.

Daseke’s board of directors and executive management team use Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted Measures as key measures of its performance and for business planning. Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted Measures assist them in comparing Daseke’s operating performance over various reporting periods on a consistent basis because they remove from Daseke’s operating results the impact of items that, in their opinion, do not reflect Daseke’s core operating performance. Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures also allows Daseke to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ financing method or capital structure.

Adjusted EBITDAR is used to view operating results before lease charges as these charges can vary widely among trucking companies due to differences in the way that trucking companies finance their fleet acquisitions. Daseke’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its management for that purpose.

Daseke believes its presentation of Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures is useful because they provide investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating performance. However, Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures are not substitutes for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures. Certain items excluded from Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted Measures should not be considered measures of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke’s board of directors and executive management team use free cash flow to assess the Company’s performance and ability to fund operations and make additional investments. Free cash flow represents the cash that its business generates from operations, before taking into account cash movements that are nonoperational. Daseke believes its presentation of free cash flow is useful because it is one of several indicators of Daseke’s ability to service debt, make investments and/or return capital to its stockholders. Daseke also believes that free cash flow is one of several benchmarks used by investors and industry analysts for comparison of performance in its industry, although Daseke’s measure of free cash flow may not be directly comparable to similar measures reported by other companies. Furthermore, free cash flow is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as free cash flow. Accordingly, free cash flow should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke defines adjusted operating ratio as (a) total operating expenses (i) less fuel surcharges, acquisition related transaction expenses, non-cash impairment charges and withdrawn initial public offering-related expenses and (ii) further adjusted for the net impact of the step-up in basis resulting from acquisitions (such as increased depreciation and amortization expense), as a percentage of (b) total revenue excluding fuel surcharge revenue.

Daseke’s board of directors and executive management team view adjusted operating ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of Daseke’s performance. Daseke believes fuel surcharge is often volatile and eliminating the impact of this source of revenue (by eliminating fuel surcharge from revenue and by netting fuel surcharge against fuel expense) affords a more consistent basis for comparing its results of operations between periods. Daseke also believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, non-cash impairments and withdrawn initial public offering-related expenses enhances the comparability of its performance between periods.

Daseke believes its presentation of adjusted operating ratio is useful because it provides investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating profitability. However, adjusted operating ratio is not a substitute for, or more meaningful than, operating ratio, operating margin or any other measure derived solely from GAAP measures, and there are limitations to using non-GAAP measures such as adjusted operating ratio. You can find the reconciliation of these non-GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non-GAAP Measures tables below. We have not reconciled non-GAAP forward looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “will” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, general economic risks (such as downturns in customers’ business cycles and disruptions in capital and credit markets), driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to recognize the anticipated benefits of recent acquisitions, and the Aveda transaction, if consummated, our ability to identify and execute future acquisitions successfully, our ability to consummate the Aveda transaction, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, our ability to generate sufficient cash to service all of our indebtedness, restrictions in our existing and future debt agreements, increases in interest rates, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see our filings with the Securities and Exchange Commission , available at www.sec.gov, including our Annual Report on Form 10-K for the year ended December 31, 2017, particularly the section “Risk Factors”.

Investor Relations:

Liolios Group

Cody Slach or Sean Mansouri

Tel 1-949-574-3860

DSKE@liolios.com

Daseke, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$78,734	$90,679
Accounts receivable, net	195,606	127,368
Drivers’ advances and other receivables	5,215	4,792
Current portion of net investment in sales-type leases	13,346	10,979
Parts supplies	5,040	4,653
Prepaid and other current assets	34,433	28,240
Total current assets	332,374	266,711
Property and equipment, net	501,120	429,639
Intangible assets, net	186,857	93,120
Goodwill	264,025	302,702
Other long-term assets	39,726	33,496
Total assets	$1,324,102	$1,125,668
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,057	$12,488
Accrued expenses and other liabilities	46,319	25,876
Accrued payroll, benefits and related taxes	16,330	14,004
Accrued insurance and claims	12,236	12,644
Current portion of long-term debt	48,022	43,056
Total current liabilities	151,964	108,068
Line of credit	—	4,561
Long-term debt, net of current portion	567,378	569,740
Deferred tax liabilities	121,513	90,434
Other long-term liabilities	20,985	1,632
Total liabilities	861,840	774,435
Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65,000 at June 30, 2018 and December 31, 2017	65,000	65,000
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 63,875,267 and 48,712,288 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	6	5
Additional paid-in-capital	427,892	277,931
Retained earnings (accumulated deficit)	(30,652)	7,338
Accumulated other comprehensive income	16	959
Total stockholders’ equity	462,262	351,233
Total liabilities and stockholders’ equity	$1,324,102	$1,125,668

Daseke, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Freight	$272,583	$149,654	$512,654	$275,209
Brokerage	60,091	28,656	106,229	49,525
Logistics	8,891	2,700	19,609	2,700
Fuel surcharge	35,334	16,313	65,988	30,323
Total revenue	376,899	197,323	704,480	357,757
Operating expenses:
Salaries, wages and employee benefits	90,614	58,186	172,959	108,307
Fuel	31,359	20,466	64,735	39,689
Operations and maintenance	40,465	28,967	75,028	52,191
Communications	807	549	1,506	952
Purchased freight	141,582	49,760	259,305	87,346
Administrative expenses	13,077	8,022	25,214	15,400
Sales and marketing	651	555	1,287	937
Taxes and licenses	3,890	2,611	7,584	4,892
Insurance and claims	10,428	5,042	19,612	9,165
Acquisition-related transaction expenses	1,402	1,037	1,842	1,483
Depreciation and amortization	31,766	17,638	56,948	33,953
(Gain) loss on disposition of revenue property and equipment	(490)	26	(645)	(174)
Impairment	2,840	—	2,840	—
Total operating expenses	368,391	192,859	688,215	354,141
Income from operations	8,508	4,464	16,265	3,616
Other expense (income):
Interest income	(601)	(50)	(1,042)	(54)
Interest expense	11,070	6,544	21,407	12,440
Write-off of unamortized deferred financing fees	—	—	—	3,883
Other	(900)	(107)	(1,859)	(215)
Total other expense	9,569	6,387	18,506	16,054
Loss before provision (benefit) for income taxes	(1,061)	(1,923)	(2,241)	(12,438)
Provision (benefit) for income taxes	(14,546)	2,184	(14,929)	(586)
Net income (loss)	13,485	(4,107)	12,688	(11,852)
Other comprehensive income (loss):
Unrealized income on interest rate swaps	—	—	—	52
Foreign currency translation adjustments, net of tax expense (benefit) of $(78), $274, $(251) and $274, respectively	(623)	507	(943)	507
Comprehensive income (loss)	12,862	(3,600)	11,745	(11,293)
Net income (loss)	13,485	(4,107)	12,688	(11,852)
Less dividends to Series A convertible preferred stockholders	(1,239)	(1,693)	(2,478)	(1,694)
Less dividends to Series B convertible preferred stockholders	—	—	—	(806)
Net income (loss) attributable to common stockholders	$12,246	$(5,800)	$10,210	$(14,352)
Net income (loss) per common share:
Basic	$0.20	$(0.15)	$0.17	$(0.44)
Diluted	$0.20	$(0.15)	$0.17	$(0.44)
Weighted-average common shares outstanding:
Basic	60,558,956	37,954,310	57,944,688	32,468,674
Diluted	60,558,956	37,954,310	57,944,688	32,468,674
Dividends declared per Series A convertible preferred share	$1.91	$0.68	$3.81	$0.68
Dividends declared per Series B convertible preferred share	$—	$—	$—	$12.50

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

	Three Months Ended June 30,
	2018		2017		Increase (Decrease)
(Dollars in thousands)	$	%	$	%	$	%

REVENUE(1):
Freight	$118,486	73.1	$68,889	79.3	$49,597	72.0
Brokerage	23,875	14.7	9,495	10.9	14,380	151.4
Logistics	693	0.4	—	*	693	*
Fuel surcharge	19,125	11.8	8,514	9.8	10,611	124.6
Total revenue	162,179	100.0	86,898	100.0	75,281	86.6

OPERATING EXPENSES(1):
Total operating expenses	152,910	94.3	80,576	92.7	72,334	89.8
Operating ratio	94.3%		92.7%
Adjusted operating ratio	93.0%		91.6%
INCOME FROM OPERATIONS	$9,269	5.7	$6,322	7.3	$2,947	46.6

OPERATING STATISTICS:
Total miles	58,482,608		38,231,186		20,251,422	53.0
Company-operated tractors, at quarter-end	1,017		1,135		(118)	(10.4)
Owner-operated tractors, at quarter-end	1,574		472		1,102	233.5
Number of trailers, at quarter-end	4,404		2,877		1,527	53.1

Company-operated tractors, average for the quarter	1,061		1,144		(83)	(7.3)
Owner-operated tractors, average for the quarter	1,532		463		1,069	230.9

*      indicates not meaningful.

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

	Six Months Ended June 30,
	2018		2017		Increase (Decrease)
(Dollars in thousands)	$	%	$	%	$	%

REVENUE(1):
Freight	$222,998	72.6	$132,863	79.0	$90,135	67.8
Brokerage	46,873	15.3	18,593	11.1	28,280	152.1
Logistics	1,407	0.5	—	*	1,407	*
Fuel surcharge	35,909	11.7	16,746	10.0	19,163	114.4
Total revenue	307,187	100.0	168,202	100.0	138,985	82.6

OPERATING EXPENSES(1):
Total operating expenses	290,955	94.7	158,001	93.9	132,954	84.1
Operating ratio	94.7%		93.9%
Adjusted operating ratio	93.6%		92.8%
INCOME FROM OPERATIONS	$16,232	5.3	$10,201	6.1	$6,031	59.1

OPERATING STATISTICS:
Total miles	116,341,393		75,672,073		40,669,320	53.7
Company-operated tractors, at quarter-end	1,017		1,135		(118)	(10.4)
Owner-operated tractors, at quarter-end	1,574		472		1,102	233.5
Number of trailers, at quarter-end	4,404		2,877		1,527	53.1

Company-operated tractors, average for the year	1,104		1,165		(61)	(5.2)
Owner-operated tractors, average for the year	1,481		447		1,034	231.3

*      indicates not meaningful.

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Three Months Ended June 30,
	2018		2017		Increase (Decrease)
(Dollars in thousands)	$	%	$	%	$	%

REVENUE(1):
Freight	$157,118	72.0	$82,143	73.4	$74,975	91.3
Brokerage	36,399	16.7	19,198	17.1	17,201	89.6
Logistics	8,236	3.8	2,708	2.4	5,528	204.1
Fuel surcharge	16,605	7.6	7,936	7.1	8,669	109.2
Total revenue	218,358	100.0	111,985	100.0	106,373	95.0

OPERATING EXPENSES(1):
Total operating expenses	211,252	96.7	107,396	95.9	103,856	96.7
Operating ratio	96.7%		95.9%
Adjusted operating ratio	92.8%		93.8%
INCOME FROM OPERATIONS	$7,106	3.3	$4,589	4.1	$2,517	54.8

OPERATING STATISTICS:
Total miles	54,612,450		31,379,689		23,232,761	74.0
Company-operated tractors, at quarter-end	2,460		1,537		923	60.1
Owner-operated tractors, at quarter-end	611		282		329	116.7
Number of trailers, at quarter-end	8,210		4,525		3,685	81.4

Company-operated tractors, average for the quarter	2,159		1,393		766	55.0
Owner-operated tractors, average for the quarter	581		263		318	120.9

*      indicates not meaningful.

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Six Months Ended June 30,
	2018		2017		Increase (Decrease)
(Dollars in thousands)	$	%	$	%	$	%

REVENUE(1):
Freight	$294,627	73.1	$145,118	75.3	$149,509	103.0
Brokerage	59,589	14.8	30,968	16.1	28,621	92.4
Logistics	18,273	4.5	2,708	1.4	15,565	574.8
Fuel surcharge	30,757	7.6	13,864	7.2	16,893	121.8
Total revenue	403,246	100.0	192,658	100.0	210,588	109.3

OPERATING EXPENSES(1):
Total operating expenses	390,995	97.0	187,062	97.1	203,933	109.0
Operating ratio	97.0%		97.1%
Adjusted operating ratio	93.7%		95.1%
INCOME FROM OPERATIONS	$12,251	3.0	$5,596	2.9	$6,655	118.9

OPERATING STATISTICS:
Total miles	106,085,604		56,019,551		50,066,053	89.4
Company-operated tractors, at quarter-end	2,460		1,537		923	60.1
Owner-operated tractors, at quarter-end	611		282		329	116.7
Number of trailers, at quarter-end	8,210		4,525		3,685	81.4

Company-operated tractors, average for the year	2,095		1,243		852	68.5
Owner-operated tractors, average for the year	570		238		332	139.5

*      indicates not meaningful.

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net income (loss)	$13,485	$(4,107)	$12,688	$(11,852)
Depreciation and amortization	31,766	17,638	56,948	33,953
Interest income	(601)	(50)	(1,042)	(54)
Interest expense	11,070	6,544	21,407	12,440
Write-off of unamortized deferred financing fees	—	—	—	3,883
Income tax provision (benefit)	(14,546)	2,184	(14,929)	(586)
Acquisition-related transaction expenses	1,402	1,037	1,842	1,483
Impairment	2,840	—	2,840	—
Stock based compensation	902	538	1,788	538
Expenses related to the Business Combination and related transactions	—	481	—	2,034
Tractor operating lease charges	4,718	4,004	9,261	7,816
Adjusted EBITDAR	$51,036	$28,269	$90,803	$49,655
Less tractor operating lease charges	(4,718)	(4,004)	(9,261)	(7,816)
Adjusted EBITDA	$46,318	$24,265	$81,542	$41,839
Net capital expenditures	(29,324)	(8,954)	(31,036)	(8,993)
Free cash flow	$16,994	$15,311	$50,506	$32,846

Daseke, Inc. and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio by Segment: Flatbed

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2018	2017	2018	2017

Total revenue(1)	$162,179	$86,898	$307,187	$168,202
Fuel surcharge	19,125	8,514	35,909	16,746
Operating revenue, net of fuel surcharge	$143,054	$78,384	$271,278	$151,456

Total operating expenses(1)	$152,910	$80,576	$290,955	$158,001
Fuel surcharge	19,125	8,514	35,909	16,746
Net impact of step-up in basis of acquired assets	771	290	1,222	661
Adjusted operating expenses	$133,014	$71,772	$253,824	$140,594

Operating ratio	94.3%	92.7%	94.7%	93.9%
Adjusted operating ratio	93.0%	91.6%	93.6%	92.8%

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio by Segment: Specialized

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2018	2017	2018	2017

Total revenue(1)	$218,358	$111,985	$403,246	$192,658
Fuel surcharge	16,605	7,936	30,757	13,864
Operating revenue, net of fuel surcharge	$201,753	$104,049	$372,489	$178,794

Total operating expenses(1)	$211,252	$107,396	$390,995	$187,062
Fuel surcharge	16,605	7,936	30,757	13,864
Impairment	2,840	—	2,840	—
Net impact of step-up in basis of acquired assets	4,645	1,824	8,324	3,158
Adjusted operating expenses	$187,162	$97,636	$349,074	$170,040

Operating ratio	96.7%	95.9%	97.0%	97.1%
Adjusted operating ratio	92.8%	93.8%	93.7%	95.1%

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.